Exhibit 99.1

Contact:

Richard E. Koch

Director, Investor Relations

and Corporate Communications

203-363-7352

www.craneco.com

Crane Co. Announces Pricing of $550 Million of Senior Notes

STAMFORD, CONNECTICUT - December 10, 2013 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, announced today the pricing of an underwritten public offering of $250 million of 2.750% Senior Notes due 2018 and $300 million of 4.450% Senior Notes due 2023.

Crane intends to use the net proceeds from the offering to repay a substantial portion of amounts borrowed under (i) its 364-day credit agreement and (ii) its $500 million credit agreement maturing in 2017 to finance a portion of the purchase price of all of the outstanding equity interests of MEI Conlux Holdings (U.S.), Inc. and its affiliate MEI Conlux Holdings (Japan), Inc. Subject to customary closing conditions, the sale of the notes is expected to close on or about December 13, 2013.

J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering.

The offering may be made only by means of a prospectus supplement and accompanying base prospectus which are part of an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) on May 6, 2013. When available, copies of the prospectus supplement and accompanying base prospectus may be obtained by contacting J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor or by calling collect at (212) 834-4533, or by contacting Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attention: Capital Markets Client Support or by calling toll-free at (800) 326-5897 or by emailing a request to cmclientsupport@wellsfargo.com. Alternatively, you may obtain these documents for free by visiting the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Crane Co.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. Crane Co. has four business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems and Fluid Handling. Crane has approximately 10,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE: CR).

Forward-Looking Statements

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including with regard to the expected consummation of the offering and the anticipated use of proceeds from the offering. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in Crane Co.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and subsequent reports filed with the Securities and Exchange Commission.

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